Exhibit 99.2

Neal A. Fuller, EVP & CFO AMERISAFE 337.463.9052

AMERISAFE DECLARES SPECIAL DIVIDEND OF $4.00 PER SHARE

AND REGULAR QUARTERLY DIVIDEND

DeRidder, LA – October 27, 2021—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high hazard industries, today announced that its Board of Directors had declared a special cash dividend of $4.00 per share.

The special cash dividend will be payable on November 17, 2021 to shareholders of record as of November 10, 2021. The Board of Directors also declared a regular quarterly dividend of $0.29 per share, payable on December 17, 2021 to shareholders of record as of December 3, 2021.

“We are pleased to announce this special dividend which reflects our operational consistency and discipline. Returning excess capital to shareholders via special dividends is a key component of AMERISAFE’s capital management strategy,” said G. Janelle Frost, President and Chief Executive Officer.

Over the past nine years, the Company has declared $32.79 per share in dividends, comprising $7.04 in regular dividends and $25.75 in special dividends per share.

More information on the dividend and information on the company’s third quarter earnings can be found in AMERISAFE’s accompanying earnings release issued today.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, agriculture, and manufacturing. AMERISAFE actively markets workers’ compensation insurance in 27 states.